Law Offices of
Paul, Hastings, Janofsky & Walker LLP
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October 31, 2006

Matthews International Funds
d/b/a Matthews Asian Funds
Four Embarcadero Center, Suite 550
San Francisco, California 94111

Re:	Matthews Asian Funds
Matthews Asia Pacific Equity Income Fund

Ladies and Gentlemen:

We have acted as legal counsel to Matthews International Funds, a Delaware statutory trust (the “Trust”), in connection with the establishment of a new series of shares of the Trust, the Matthews Asia Pacific Equity Income Fund (the “Fund”), pursuant to Post-Effective Amendment No. 30 to the Trust’s Registration Statement filed on Form N-1A with the Securities and Exchange Commission on October 31, 2006 (the “Post-Effective Amendment”).

As such counsel and for purposes of our opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including, without limitation:

(i)	the Post-Effective Amendment;

(ii)
the Trust’s Trust Instrument dated April 8, 1994 and the bylaws of the Trust, each as presently in effect as certified by the Secretary of the Trust as of the date hereof (together, the “Charter Documents”);

(iii)
a certificate of the Secretary of State of the State of Delaware as to the good standing of the Trust under the laws of the State of Delaware as of October 27, 2006 (the “Good Standing Certificate”); and

(iv)
resolutions adopted by the Trust’s board of trustees (the “Board”) at a meeting on May 25, 2006 authorizing the establishment of the Fund and resolutions adopted by the Board at a meeting on August 11, 2006 authorizing the organization of the Fund, certified by the Secretary of the Trust.

Matthews International Funds
October 31, 2006

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination and in rendering the opinion expressed below, we have assumed: (i) the due authorization, execution and delivery of all agreements, instruments and other documents by all the parties thereto (other than the due authorization by the Trust); (ii) the genuineness of all signatures on all documents submitted to us; (iii) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (iv) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents, corporate records, certificates and other instruments were authentic and complete; (v) the legal capacity of all individuals executing documents; (vi) that all agreements, instruments and other documents are the valid and binding obligations of each of the parties thereto, enforceable against such parties in accordance with their respective terms and that no such documents have been amended or terminated orally or in writing except as has been disclosed to us; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Trust and other persons on which we have relied for the purposes of this opinion are true and correct and that there has not been any change in the good standing status of the Trust from that reported in the Good Standing Certificate; and (viii) that any purchasers of shares of the Fund satisfy all regulatory and legal requirements applicable to them. As to all questions of fact material to this opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Trust.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, and assuming that (i) all of the shares of the Fund (the “Shares”) will be issued and sold for cash at the per-share public offering price on the date of their issuance in accordance with statements in the Fund’s Prospectus included in the Post-Effective Amendment and in accordance with the Charter Documents, (ii) all consideration for the Shares will be actually received by the Fund, and (iii) all applicable securities laws will be complied with, we are of the following opinion:

1. The Shares are duly authorized, and upon issuance and delivery of the Shares and receipt by the Fund of payment of the purchase price therefor in accordance with the Post-Effective Amendment, the Shares will be validly issued, fully paid and nonassessable by the Trust.

The opinion expressed herein is subject to the following exceptions, qualifications and limitations:

A. We express no opinion with respect to any of the following (collectively, the “Excluded Laws”): (i) anti-fraud laws or other federal and state securities laws; (ii) Federal Reserve Board margin regulations; (iii) pension and employee benefit laws, e.g., ERISA; (iv) federal and state antitrust and unfair competition laws; (v) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other anti-trust laws and the Exon-Florio Act; (vi) the statutes, ordinances, administrative decisions and rules and regulations of counties, towns, municipalities and other political subdivisions (whether created or enabled through legislative action at the federal, state or regional level); (vii) federal and state environmental laws; (viii) federal and state land use and subdivision laws; (ix) federal and state tax laws; (x) federal and state laws relating to communications (including, without limitation, the Communications Act of 1934, as amended, and the Telecommunications Act of 1996, as amended); (xi) federal patent, copyright and trademark, state trademark and other federal and state intellectual property laws; (xii) federal and state racketeering laws, e.g., RICO; (xiii) federal and state health and safety laws, e.g., OSHA; (xiv) federal and state laws concerning aviation; (xv) federal and state laws concerning public utilities; (xvi) federal and state labor laws; (xvii) federal and state laws and policies concerning (A) national and local emergencies, (B) possible judicial deference to acts of sovereign states, and (C) criminal and civil forfeiture laws; and (xviii) other federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); and in the case of each of the foregoing, all rules and regulations promulgated thereunder or administrative or judicial decisions with respect thereto.

Matthews International Funds
October 31, 2006

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein (including, without limitation, qualification paragraph A with respect to Excluded Laws), we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (i) to the extent set forth in our opinion above, our review of Chapter 38 of Title 12 of the Delaware Code (based solely upon our review of a standard compilation thereof), and (ii) the federal laws of the United States.

This opinion is rendered solely to you in connection with the filing of the Post-Effective Amendment with respect to the Fund. This opinion may not be relied upon by you for any other purpose or delivered to or relied upon by any other person without our express prior written consent (including, without limitation, any person that acquires the Shares); except that you may furnish a copy of this opinion for information (but not reliance): (i) to your independent auditors and your attorneys, (ii) pursuant to order or legal process of any court or governmental agency, and (iii) in connection with any legal action to which you are a party arising out of the issuance and delivery of the Shares. This opinion is rendered to you as of the date hereof and is not to be deemed to have been reissued by any subsequent delivery as permitted above, and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to (i) the reference to our firm as Legal Counsel in the Post-Effective Amendment, and (ii) the filing of this opinion as an exhibit to the Post-Effective Amendment.

Very truly yours, /s/ Paul, Hastings, Janofsky & Walker LLP PAUL, HASTINGS, JANOFSKY & WALKER LLP